UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ARCTIC CAT INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARCTIC CAT INC.

_________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held August 6, 2009

Notice is hereby given that the Annual Meeting of Shareholders of Arctic Cat Inc. will be held at 601 Brooks Avenue South, Thief River Falls, Minnesota 56701, on Thursday, August 6, 2009, at 4:00 p.m. for the following purposes:

1.	To elect two directors to serve a three-year term;

2.	To approve an amendment to the Arctic Cat Inc. 2007 Omnibus Stock and Incentive Plan to increase the number of shares subject to the plan to 3,785,000 shares;

3.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on June 15, 2009, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Since it is important that your shares be represented at the Annual Meeting, whether or not you personally plan to attend, you are requested to sign, date and promptly return your proxy card in the enclosed envelope. If you are a record holder, you may also submit your proxy by telephone or through the Internet by following the instructions on the proxy card. If you own shares in “street name” (i.e., through a broker), you should follow the instructions provided by the broker. Returning your signed proxy or submitting your proxy by telephone or through the Internet will not prevent you from voting in person at the Annual Meeting, should you desire to do so.

By Order of the Board of Directors,

TIMOTHY C. DELMORE,

Secretary

Thief River Falls, Minnesota

July 1, 2009

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY ON THE ENCLOSED PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting
to Be Held on August 6, 2009:
This Proxy Statement and our Annual Report for the fiscal year ended March 31, 2009 are available at:
www.proxydocs.com/acat

i

ii

ARCTIC CAT INC.

601 Brooks Avenue South

Thief River Falls, MN 56701

__________________

PROXY STATEMENT

Annual Meeting of Shareholders

August 6, 2009

__________________

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Arctic Cat Inc., a Minnesota corporation (the “Company,” “we,” “us” or “our”), to be voted at our 2009 Annual Meeting of Shareholders to be held at 601 Brooks Avenue South, Thief River Falls, MN 56701, on Thursday, August 6, 2009, at 4:00 p.m., Central Daylight Time, or any adjournment or adjournments thereof (the “Annual Meeting”). This Proxy Statement and the enclosed proxy card are being mailed to shareholders on or about July 1, 2009.

Our Annual Report for the fiscal year ended March 31, 2009 (“fiscal 2009”), including audited financial statements, is being mailed to shareholders concurrently with this Proxy Statement.

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters described in the accompanying Notice of Annual Meeting of Shareholders. This includes (1) the election of two directors; (2) the approval of an amendment to the Arctic Cat Inc. 2007 Omnibus Stock and Incentive Plan (the “2007 Stock Plan”) to increase the shares subject to the 2007 Stock Plan to 3,785,000 shares, an increase of 1,885,000 shares; and (3) the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year. In addition, management will report on our performance and respond to questions from shareholders.

Who is entitled to vote?

Only shareholders of record of our outstanding Common Stock at the close of business on the record date, June 15, 2009, are entitled to receive notice of and to vote at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. Each outstanding share of Common Stock entitles its holder to cast one vote on each matter to be voted upon and there is no cumulative voting.

Who can attend the Annual Meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of a majority of the voting power of shares entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. A quorum is required for business to be conducted at the Annual Meeting. As of the record date, 12,122,985 shares of our Common Stock were outstanding (excluding 6,102,000 shares of Class B Common Stock which do not vote with the Common Stock in the general election of directors (see “Election of Directors” in this Proxy Statement), but do vote for the other proposals at the Annual Meeting). If you submit a properly executed proxy card or vote your proxy electronically through the Internet or by telephone as described on the proxy card, even if you abstain from voting, then you will be considered part of the quorum. Abstentions and broker non-votes will be treated as shares present for purposes of determining the existence of a quorum.

How do I vote?

Sign and date each proxy card you receive and return it in the prepaid envelope or vote electronically through the Internet or by telephone by following the instructions on the proxy card. If you return a properly executed proxy card without specific voting instructions, your shares will be voted FOR the directors in Proposal 1, FOR Proposal 2, FOR Proposal 3 and at the discretion of the proxy holders as to any other matters which may properly come before the Annual Meeting.

If you wish to vote by Internet or telephone, you must do so before 12:00 p.m. Central Daylight Time on Wednesday, August 5, 2009. After that time, Internet and telephone voting will not be permitted and a shareholder wishing to vote, or revoke an earlier proxy, must submit a signed proxy card or vote in person.

Can I change my vote after I return my proxy card or vote electronically?

Yes. Even after you have submitted your proxy or voted electronically through the Internet or by telephone, you may change your vote at any time before the proxy is exercised at the Annual Meeting. You may change it by:

1)	Returning a later-dated proxy (by mail, Internet or telephone);

2)	Delivering a written notice of revocation to our Secretary at our principal executive office at 601 Brooks Avenue South, Thief River Falls, MN 56701; or

3)

Attending the Annual Meeting and voting in person at the Annual Meeting (although attendance at the Annual Meeting without voting at the Annual Meeting will not, in and of itself, constitute a revocation of your proxy).

What are the Board’s recommendations?

The Board’s recommendation is set forth after the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote:

•	FOR the election of each of the nominated directors (see Proposal 1).

•	FOR the approval of an amendment to the 2007 Stock Plan to increase the shares subject to the 2007 Stock Plan to 3,785,000 shares, an increase of 1,885,000 shares (see Proposal 2).

•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year (see Proposal 3).

With respect to any other matter that properly comes before the Annual Meeting, Christopher A. Twomey and Kenneth J. Roering (the “Proxy Agents”) will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

If you return a properly executed proxy card without specific voting instructions, the Proxy Agents will vote in accordance with the recommendations of the Board.

What vote is required to approve each Proposal?

For Proposal 1, the election of directors, each shareholder of Common Stock will be entitled to vote for two nominees and the two nominees with the greatest number of FOR votes will be elected. The holder of Class B Common Stock does not vote in the general election of directors. See “Election of Directors” in this Proxy Statement.

For Proposal 2, the approval of an amendment to the 2007 Stock Plan to increase the shares subject to the 2007 Stock Plan to 3,785,000 shares, an increase of 1,885,000 shares, each shareholder will be entitled to one vote for each share held, and the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval.

For Proposal 3, the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year, each shareholder will be entitled to one vote for each share held, and the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval.

With respect to any other matter that properly comes before the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval.

A properly executed proxy marked “WITHHELD” with respect to Proposal 1 will be counted for purposes of determining whether there is a quorum, but will not be considered to have been voted in favor of the director nominee with respect to whom authority has been withheld.

A properly executed proxy marked “ABSTAIN” with respect to Proposal 2 or Proposal 3, or any other matter that properly comes before the Annual Meeting, will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, abstentions will have the same effect as a negative vote.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to the proposal to be acted upon. If you do not give your broker instructions as to how to vote your shares, your broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” matters. The election of directors and the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm are considered “routine” matters. Brokers cannot vote on their customers’ behalf on “non-routine” matters. The approval of an amendment to our 2007 Stock Plan is considered a “non-routine” matter. These rules apply to us notwithstanding the fact that shares of our Common Stock are traded on The NASDAQ Stock Market. If your brokerage firm votes your shares on “routine” matters because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the Annual Meeting and in determining the number of shares voted for or against the routine matter. If your brokerage firm lacks discretionary voting power with respect to an item that is not a routine matter and you do not provide voting instructions (a “broker non-vote”), your shares will be counted for purposes of establishing a quorum to conduct business at the Annual Meeting, but will not be counted in determining the number of shares voted for or against the non-routine matter.

Who will count the vote?

An Inspector of Elections will be appointed for the Annual Meeting and will work with a representative of Wells Fargo Shareowner Services, our independent stock transfer agent, to count the votes.

What does it mean if I receive more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, sign and return all proxy cards or vote electronically through the Internet or by telephone for each proxy card. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our stock transfer agent, Wells Fargo Shareowner Services, at 1-800-468-9716.

How will voting on any other business be conducted?

Although we do not know of any business to be considered at the Annual Meeting other than the matters described in this Proxy Statement, if any other business is presented at the Annual Meeting, your proxy gives authority to the Proxy Agents to vote on such matters at their discretion.

How are proxies solicited?

In addition to use of the mail, proxies may be solicited by our officers, directors, and other regular employees by telephone, through electronic transmission or facsimile transmission, or personal solicitation, and no additional compensation will be paid to such individuals. We will request that banks, brokerage houses, other custodians, nominees and certain fiduciaries forward proxy materials and annual reports to the beneficial owners of our Common Stock.

Who pays for the cost of this proxy solicitation?

We will bear the entire cost of preparing, assembling, printing and mailing the Notice of Annual Meeting of Shareholders, this Proxy Statement, the proxy itself, and the cost of soliciting proxies relating to the Annual Meeting. We will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to their principals.

PROPOSAL 1

ELECTION OF DIRECTORS

Pursuant to our Restated Articles of Incorporation, the Board is divided into three classes of directors, each director serving a three-year term. Each year only one class of directors is subject to a shareholder vote, and generally, one-third of the directors belong to each class. This year, upon the recommendation of the Governance Committee, the Board, including a majority of the independent directors, has nominated two directors: Tony J. Christianson and D. Christian Koch. Messrs. Christianson and Koch have been nominated to become new directors. Mr. Ness, a director since 1982, and Mr. Ostrander, a director since 1995, will both retire from service on the Board at the Annual Meeting. Mr. Roberts, a director since 2006, resigned from the Board effective at the end of fiscal 2009 due to competing schedule demands. If elected, Messrs. Christianson’s and Koch’s terms will expire in 2012. It is intended that proxies will be voted for such nominees. We believe that the nominees will be able to serve; but should either of them be unable to serve as a director, the Proxy Agents will vote for the election of such substitute nominee(s) as the Board may propose.

In addition, in accordance with a Stock Purchase Agreement dated July 18, 1988, between Suzuki Motor Corporation (“Suzuki”) and the Company, pursuant to which Suzuki purchased 7,560,000 shares (as adjusted for subsequent stock splits) of our Class B Common Stock (constituting all outstanding shares of Class B Common Stock), Suzuki is entitled to elect one member of the Board and does not vote with the holders of Common Stock in the general election of directors. Consequently, Suzuki will not be voting on the nominees at the Annual Meeting. In August 2004, Masayoshi Ito was elected to the Board by Suzuki.

The name and age of the nominees and the other directors and their principal occupations are set forth below, based upon information furnished to us by the nominees and the directors. Unless otherwise indicated, the nominees and the directors have held their respective identified positions for more than the past five years. Both of the nominees have been determined by the Governance Committee to qualify as an “independent director” as defined by the rules of the National Association of Securities Dealers for companies listed on The NASDAQ Stock Market.

Name, Age and Principal Occupation	Director Since

Nominated for a term ending in 2012:

Tony J. Christianson, 57, Founder and Chairman of Cherry Tree Companies (investment management and investment banking firm) since October 1980; Director of AmeriPride Services Inc., Dolan Media Company, Peoples Educational Holdings and Titan Machinery, Inc.

N/A

D. Christian Koch, 44, President of Carlisle Industrial Brake and Friction, a division of Carlisle Companies Incorporated (supplier of braking solutions) since January 2009; President of Asia Pacific, Carlisle Companies Incorporated from February 2008 to December 2009; Vice President and General Manager, Asia Pacific, for Graco Inc. (manufacturer of fluid handling systems) from June 2003 to January 2008.

N/A

Name, Age and Principal Occupation	Director Since

Other directors whose terms of office will continue after the Annual Meeting and whose terms expire in 2010:
Susan E. Lester, 52, Private investor; Chief Financial Officer, Homeside Lending, Inc. (a mortgage bank) from October 2001 to May 2002; Chief Financial Officer, U.S. Bancorporation (a commercial bank) from February 1996 to May 2000; Director of PacWest Bancorp.	2004

Christopher A. Twomey, 61, Chairman of the Board; Chief Executive Officer of the Company since January 1986; Director of The Toro Company.	1987

Other directors whose terms of office will continue after the Annual Meeting and whose terms expire in 2011:
Robert J. Dondelinger, 73, Co-owner and Chairman of the Board of Northern Motors (a General Motors dealership) since 1965.	1983

Name, Age and Principal Occupation	Director Since

Kenneth J. Roering, 67, Currently a Professor of Marketing at the Carlson School of Management at the University of Minnesota; served as Department Chair for ten years and occupied the Pillsbury Company Chair in Marketing for 20 years; has published more than 70 articles in professional journals, written two books, and edited three collections of scholarly writings in the areas of marketing strategy and new product development; has received various teaching and research awards for his work, including AMA Distinguished Faculty and University of Minnesota Outstanding Graduate Teacher; has consulted with more than 50 companies including, American Express, Motorola, Ecolab, 3M, Cargill, Carlson Companies, Pillsbury, and Medtronic; has been a director of several companies and currently serves on the Board of Enable Holdings Inc.; has directed and participated in management develop ment programs throughout the world.

1996

Director elected by Class B Common Stock:
Masayoshi Ito, 55, Deputy Executive General Manager, Global Marketing America/Europe/Oceania/Latin America, Suzuki Motor Corporation (a manufacturer of motorcycle and automotive products) and General Manager, America/Europe Motorcycle Marketing Department, Suzuki Motor Corporation since April 2004; President of Suzuki France S.A.S. from May 2003 to March 2004; General Manager Europe Motorcycle Marketing Department from September 2002 to April 2003.	2004

Vote Required. Each shareholder of Common Stock will be entitled to vote for two nominees and the two nominees with the greatest number of votes will be elected. As indicated above, the holder of Class B Common Stock does not vote in the general election of directors.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES.

Meetings. During fiscal 2009, the Board met nine times. Each director, except the director elected by the holder of the Class B Common Stock, attended more than 75% of the meetings of the Board and any committee on which such director served. It is our policy that all directors, except the director elected by the holder of the Class B Common Stock, should attend the annual meeting of shareholders. All directors elected by the holders of Common Stock attended the 2008 annual meeting of shareholders.

Board Committees. The Board has established a Compensation and Human Resources Committee, an Audit Committee and a Governance Committee. The Compensation and Human Resources Committee (the “Compensation Committee”), which currently consists of Messrs. Dondelinger (Chair) and Ostrander and during fiscal 2009 included Mr. Roberts, met four times during fiscal 2009. All members are independent directors, and Mr. Roberts was an independent director, as defined under the rules of The NASDAQ Stock Market. The Compensation Committee assists in defining our executive compensation philosophy and administering our compensation plans, reviews management’s recommendations and makes its own recommendations to the Board with respect to the salaries and bonuses paid and stock option grants awarded to our executives and reviews our retirement plans and employee benefits. The Compensation Committee determines compensation of all executive officers, except the Chief Executive Officer which is determined by the independent directors of the full Board following receipt of a recommendation by the Compensation Committee. In the performance of its duties, the Compensation Committee may select independent compensation consultants to advise the Compensation Committee when appropriate. In addition, the Compensation Committee may delegate authority to subcommittees where appropriate. The Compensation Committee Charter is available to shareholders on our Web site located at www.arcticcat.com.

The Audit Committee, which currently consists of Ms. Lester (Chair) and Messrs. Ostrander and Roering, met six times during fiscal 2009. All members of our Audit Committee are independent directors as defined under the rules of The NASDAQ Stock Market. The Board has determined that Susan E. Lester is an “audit committee financial expert” as that term is defined in rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”). The Audit Committee has sole authority and direct responsibility for the appointment, compensation, retention and oversight of the independent registered public accounting firm, meets with our independent registered public accounting firm and representatives of management to review our internal and external financial reporting, reviews the scope of the independent registered public accounting firm’s examination and audit procedures to be utilized, considers comments by the registered public accounting firm regarding internal controls and accounting procedures and management’s response to those comments and pre-approves any audit and non-audit services to be provided by our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by the Board, which is available to shareholders on our Web site located at www.arcticcat.com.

The Governance Committee, which currently consists of Messrs. Roering (Chair) and Ms. Lester and during fiscal 2009 included Mr. Roberts, met five times during fiscal 2009. All members are independent directors, and Mr. Roberts was an independent director, as defined under the rules of The NASDAQ Stock Market and the Chair of the Governance Committee also serves as the Board’s Lead Director. The primary purpose of the Governance Committee is to ensure an appropriate and effective role for the Board in the governance of the Company. The primary recurring duties and responsibilities of the Governance Committee include (1) reviewing and recommending to the Board corporate governance policies and procedures; (2) reviewing our Code of Conduct and compliance thereof; (3) identifying, including recommendation to the full Board the slate of nominees, and educating our directors; (4) evaluating the Board; and (5) recommending to the Board compensation policies, practices and levels of compensation for the Board. The independent directors of the full Board vote to approve the slate of director nominees identified by the Governance Committee. The Governance Committee Charter is available to shareholders on our Web site located at www.arcticcat.com.

In identifying prospective director candidates, the Governance Committee considers its personal contacts, recommendations from shareholders and recommendations from business and professional sources, including executive search firms. An executive search firm has been used in the past to identify director candidates. Messrs. Christianson and Koch were each identified by members of the Governance Committee based on their personal contacts. The Governance Committee’s policy is to consider qualified candidates for positions on the Board recommended in writing by shareholders. Shareholders wishing to recommend candidates for Board membership, rather than directly nominate an individual, should submit the recommendations in writing to our Secretary at least 90 days prior to the meeting date corresponding to the previous year’s annual meeting of shareholders, with the submitting shareholder’s name and address and pertinent information about the proposed nominee similar to that set forth for the nominee named in this Proxy Statement. When evaluating the qualifications of potential new director candidates, or the continued service of existing directors, the Governance Committee will consider a variety of criteria, including the individual’s integrity, inquisitiveness, experience dealing with complex problems, specialized skills or expertise, diversity of background, independence, financial expertise, freedom from conflicts of interest, ability to understand the role of a director and ability to fully perform the duties of a director. While candidates recommended by shareholders will generally be considered in the same manner as any other candidate, special consideration will be given to existing directors desiring to stand for re-election given their history of service and their knowledge of the Company, as well as the Board’s knowledge of their level of contribution resulting from such service.

A shareholder intending to independently nominate an individual as a director at an annual meeting of shareholders, rather than recommend the individual to the Governance Committee for consideration as a nominee, must comply with the advance notice requirements set forth in our Bylaws. Our Bylaws provide that any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors provided that such shareholder has provided written notice of such intention to our Secretary. Such notice must be given not less than 60 days nor more than 90 days prior to the meeting date corresponding to the previous year’s annual meeting of shareholders.

Shareholders wishing to recommend for nomination or to nominate a director should contact our Secretary for a copy of the relevant procedure for submitting recommendations and nominations and a full delineation of the criteria considered by the Governance Committee when evaluating potential new directors or the continued service of existing directors.

Communications with the Board. Our Board provides a process for shareholders to send communications to the Board. The manner in which shareholders can send communications to the Board is set forth on our Web site located at www.arcticcat.com.

Director Independence. There are no family relationships between our director nominees, directors or executive officers. In addition, Messrs. Dondelinger and Roering and Ms. Lester, the non-management directors on the Board, are “independent” directors as defined under the rules of The NASDAQ Stock Market.

Code of Conduct. Our Board has adopted a code of ethics known as the “Arctic Cat Inc. Code of Business Conduct,” which applies to the Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar functions, as well as our other officers, directors, employees, consultants, agents and representatives. We believe that the Arctic Cat Inc. Code of Business Conduct not only documents our historic good business practices, but sets forth guidelines for ensuring that all our personnel act with the highest standards of integrity. The Arctic Cat Inc. Code of Business Conduct is available on our Web site located at www.arcticcat.com.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the key principles and approaches used to determine the compensation of the named executive officers listed in the Summary Compensation Table and should be read in conjunction with the tables and narrative included in the rest of the “Executive Compensation and Other Information” section of this Proxy Statement.

Except for compensation paid to our Chief Executive Officer, all compensation paid to the named executive officers is determined by the Compensation Committee of the Board, which is comprised solely of independent non-employee directors who meet regularly during each fiscal year. The compensation paid to our Chief Executive Officer is determined by the independent directors of the full Board following receipt of a recommendation regarding proposed compensation from the Compensation Committee.

Compensation Philosophy. Our compensation philosophy is to maximize shareholder returns, attract and retain top talent and reward business results and individual performance. Specifically, our compensation program is designed to achieve the following objectives in a cost efficient manner:

•	align the interests of management with those of our shareholders;

•	attract and retain management who contribute to our long-term success;

•	pay for performance; and

•	provide internal equity.

Compensation Consultant and Benchmarking. The Compensation Committee engaged Towers Perrin, a nationally recognized compensation consulting firm, to assist the Compensation Committee in analyzing benchmarking data for fiscal 2009 to assure our compensation program for executive officers was in line with median market levels and was competitive for our peers after taking into account geographic location and revenue size. The peer group used by the Compensation Committee to benchmark executive compensation is comprised of comparable companies. For fiscal 2009, our peer group included the following companies:

Aftermarket Technology	Brunswick
Donaldson Company	ESCO Technologies, Inc.
Harley Davidson	Winnebago
Modine Manufacturing	Polaris Industries, Inc.
Robbins & Myers	Tennant Company
Thor Industries	Toro Company

Role of Management. In addition to considering the benchmarking information, the Compensation Committee also considers recommendations from our Chief Executive Officer when making decisions regarding total compensation for those executive officers who report directly to him. Our Chief Executive Officer and the Vice President of Human Resources meet with the Compensation Committee on an annual basis to review the benchmarking information and other competitive market data and analysis provided by Towers Perrin.

Executive Compensation Programs

The elements of our executive compensation programs include: base pay, annual incentive awards, long-term incentives, broad-based employee benefits, perquisites and severance arrangements. The award of each element to an executive officer is subject to the discretion of the Compensation Committee and is determined on an individual basis. We believe the sum of these elements provides a total compensation package that is comparable to that provided by comparable companies.

Base Pay. In order to assure our ability to attract and retain qualified executives, the Compensation Committee believes that base pay should generally be 85% to 115% of the competitive market. Other factors considered by the Compensation Committee in setting annual base pay for each of our executive officers include the individual’s level of responsibility, years of experience, performance in the prior year and tenure with the Company. The Compensation Committee reviews these factors each year and adjusts them accordingly to assure that we are appropriately rewarding performance.

The Compensation Committee generally reviews and adjusts base salaries annually. During the fiscal 2009 salary review, the Compensation Committee took into consideration the Company’s performance and determined that base pay for all of the named executive officers would not be adjusted. Upon receipt of a recommendation by the Compensation Committee, the independent directors of the full Board also determined that base pay for the Chief Executive Officer would not be adjusted. For fiscal 2010, the base pay for all of the named executive officers has been reduced 5%.

Mr. Twomey’s base pay for fiscal 2009 was $549,300, and was determined in a similar manner to the other named executive officers. Mr. Jordan’s base pay for fiscal 2009 was $253,400 (based on a partial year). Mr. Delmore’s base pay for fiscal 2009 was $256,800. Mr. Ray’s base pay for fiscal 2009 was $246,800. Mr. Tweet’s base pay for fiscal 2009 was $257,800.

Annual Incentive Awards. The Compensation Committee believes that placing a meaningful portion of an executive’s overall compensation at total risk, based on our earnings and the executive’s individual performance, is the best way to focus attention on our short and intermediate-term goals and encourage high levels of performance from each executive. The Compensation Committee also believes that a greater percentage of total compensation should be at risk as an executive’s responsibility increases, and that the annual incentive awarded to our executive officers should generally be 85% to 115% of similar incentives awarded by our peer group.

Beginning fiscal 2009, the Compensation Committee changed the annual incentive to be paid one-half in cash based on corporate earnings and one-half in Stock Settled Appreciation Rights (“SSARs”) with a performance contingent vesting in order to tie a portion of the annual incentive to increases in the Company’s stock price. For all executives, the cash portion of the annual incentive award is tied to earnings and is expressed as a percent of base pay and no cash awards will be granted if the Company is not profitable. The Board establishes the earnings target each fiscal year. For fiscal 2009, the maximum cash incentive award based on Company earnings for each named executive officer was reached if earnings exceeded 20% of target and no award was paid if earnings were less than 80% of target. For fiscal 2010, the executive officers, with the concurrence of the Compensation Committee, elected to forego the cash award portion of the annual incentive regardless of the Company’s profitability.

The following table sets forth the potential incentive awards based on earnings for fiscal 2009:

	Incentive Award as a Percent of Base Pay
	Exceed Earnings Target by 20%	Meet Earnings Target	Meet 80% of Earnings Target	Meet Less Than 80% of Earnings Target
Christopher A. Twomey	50%	30%	6%	-0-
Claude J. Jordan	50%	25%	5%	N/A(1)
Timothy C. Delmore	45%	23%	4.6%	-0-
Ronald G. Ray	45%	23%	4.6%	-0-
Ole E. Tweet	45%	23%	4.6%	-0-

__________________

(1)	Mr. Jordan’s employment agreement provided for a guaranteed “prorated” annual cash incentive award for his first year of employment with the Company.

Each named executive officer is also eligible to receive one-half of their potential annual incentive award in SSARs which have a performance vesting component. The SSAR vests and the executive is able to exercise the option only after one year from the grant date and only after the SSAR appreciates to a price equal to $1.50 above the grant price for 30 out of the preceding 40 days. For fiscal 2009, the SSARs had a grant price of $7.53, the fair market value of the underlying Common Stock on the date of grant, a vesting price of $10.03 (a 33% increase) and a five year term.

The following table sets forth the value of the potential payout for fiscal 2009:

	Value of Options as a Percent of Base Pay
	Maximum Payout Stock Price $17.53	Target Payout Stock Price $12.53	SSAR Fails to Vest
Christopher A. Twomey	50%	30%	-0-
Claude J. Jordan	N/A	N/A	-0-
Timothy C. Delmore	45%	23%	-0-
Ronald G. Ray	45%	23%	-0-
Ole E. Tweet	45%	23%	-0-

It is the Board’s policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation paid to the named executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement of our financial statements. Where applicable, we will seek to recover any amount determined to have been inappropriately received by an executive officer.

Long-Term Incentives. Aligning the interests of management with those of shareholders is accomplished through longer term incentives directly related to the improvement of long-term shareholder value. The Compensation Committee believes this is accomplished with the award of stock options to the named executive officers. For the named executive officers, stock options valued at amounts designed to bring total executive compensation generally in line with median market levels of our peer group are awarded annually and vest over three years. In determining the size of stock option grants to the named executive officers, the Compensation Committee considers similar awards to individuals holding comparable positions in our peer group.

We do not backdate stock options or grant options retroactively. In addition, we do not plan to coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Our stock options are granted at fair market value, historically on the date of the annual meeting of shareholders in August of each year, with all required approvals obtained in advance or on the actual grant date. Executive officers are awarded stock options with an exercise price equal to the fair market value of our Common Stock on the date of grant. Our general practice is to grant options only on the annual grant date. Generally, newly hired or promoted executives who are eligible to receive options receive their award of stock options on the date of their hire or promotion. Stock options granted to executive officers, including the named executive officers, generally vest in equal installments on the first, second and third anniversaries of the grant date and expire ten years from the grant date.

Grants were made to the named executive officers as part of our annual award process. In fiscal 2009, the Stock Grant Subcommittee of the Compensation Committee of the Board made the annual grants of stock options described in the Summary Compensation Table to the named executive officers at the regularly scheduled annual meeting of shareholders. The Stock Grant Subcommittee was comprised of Messrs. Ostrander and Roberts, independent directors, who were also outside directors under applicable rules of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee will grant awards in fiscal 2010.

Stock options have value for the executive officers only if the price of our stock appreciates in value from the date of grant. Shareholders also benefit from such stock price appreciation. The Compensation Committee believes that stock options encourage and reward effective management which, in turn, results in the long-term corporate financial success as measured by stock price appreciation. In addition, the Compensation Committee believes that equity-based compensation ensures that our executive officers have a continuing stake in our long-term success.

The Compensation Committee believes that significant long-term incentives are key in assuring that executive and shareholder interests are aligned and expects executives to acquire ownership over time. The Compensation Committee also believes that ownership should increase as responsibility level increases within the Company. We do not, however, have mandatory stock ownership guidelines for our executive officers or directors. Long-term compensation accounted for between 17% and 49% of total compensation paid to our executive officers in fiscal 2009.

Broad-Based Employee Benefit Plans. We maintain certain broad-based employee benefit plans in which our executive officers, including the named executive officers, have been permitted to participate, including retirement, life, and health insurance plans. Our retirement plan is a 401(k) plan which allows all eligible employees to make pre-tax contributions. We match employee contributions in an amount equal to the employee’s contribution, up to a maximum of 3% of the employee’s cash compensation. The Company match was suspended as of April 1, 2009.

Perquisites. Executive officers are provided annual use of two ATVs and two snowmobiles. These products are for personal and business use and are returned to us each year. We sell the returned products to dealers and employees for an amount greater than our cost. Income for the executive officers is grossed up to pay for the associated taxes on the value of the products. We provide executive officers with the use of ATVs and snowmobiles because the Compensation Committee believes that knowledge of and familiarity with our products is an important aspect of the executives’ jobs.

Executive officers also receive supplemental life and disability insurance to provide a competitive death and disability benefit. Income for the executive officers is grossed up to pay for the associated tax liability on the insurance. Additionally, executive officers are reimbursed by the Company for the costs of annual financial planning and an annual physical examination, up to a maximum of $2,500 and $1,000 respectively.

Severance Arrangements. We have severance agreements in place with our executive officers that are designed to retain the executive officer and provide for continuity of management in the event of an actual or threatened change in control of the Company. The agreements provide that, in the event of a change in control, each executive officer would have specific rights and receive specified benefits if the executive officer is terminated without “cause” or voluntarily terminates his or her employment for “good reason.” In addition, upon certain types of employment terminations (other than a termination following a change in control of the Company), severance benefits may be paid to the executive officer. Additional information regarding the severance agreements is provided in the section of this Proxy Statement entitled, “Potential Payments Upon Termination or Change-in-Control.”

Tax Deductibility of Pay. Section 162(m) of the Code imposes a $1 million limit on the amount that we may deduct for compensation paid to our Chief Executive Officer or any of our four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation. “Qualifying performance-based” compensation is compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by the shareholders. We believe that all compensation paid under our executive compensation programs for fiscal 2009 will be fully deductible for federal income tax purposes.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis. Based on the review and discussions, the Compensation Committee recommended that the Board include the Compensation Discussion and Analysis in this Proxy Statement.

SUBMITTED BY THE

COMPENSATION AND HUMAN RESOURCES COMMITTEE

OF THE BOARD

Robert J. Dondelinger (Chair)          Gregg A. Ostrander

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table summarizes the total compensation paid in fiscal 2009, 2008 and 2007 to or earned by our Chief Executive Officer, our Chief Financial Officer and our next three most highly compensated executive officers whose compensation exceeded $100,000 for fiscal 2009. These individuals are referred to throughout this Proxy Statement as the “named executive officers.” For a discussion of the amount of salary and bonus in proportion to total compensation, as well as other material factors related to summary compensation, please see the “Compensation Discussion and Analysis” section of this Proxy Statement.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2)($)	All Other Compensation(3) ($)	Total ($)
Christopher A. Twomey	2009	549,300	420,255	0	16,857	986,412
Chief Executive Officer	2008	549,300	720,057	0	6,877	1,276,234
	2007	533,250	684,632	304,587	20,229	1,542,698

Claude J. Jordan	2009	253,400	87,488	140,250	25,610	506,748
President and Chief Operating
Officer

Timothy C. Delmore	2009	256,800	309,923	0	11,405	578,128
Chief Financial Officer and	2008	256,800	276,945	0	6,809	540,554
Secretary	2007	249,160	315,951	107,815	8,695	681,621

Ronald G. Ray	2009	246,800	111,210	0	13,356	371,366
Vice President — Operations	2008	246,800	177,245	0	6,813	430,858
	2007	238,750	208,567	106,892	8,768	562,977

Ole E. Tweet	2009	257,800	114,283	0	12,739	384,822
Vice President — General	2008	257,800	177,245	0	6,810	441,855
Manager, ATV(4)	2007	250,000	154,573	111,929	6,147	522,649

__________________

(1)

These amounts represent the dollar amount of expense recognized for financial statement reporting purposes in the stated year for the fair value of stock options and SSARs granted in the stated year and in prior years, in accordance with SFAS No. 123(R). These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executives. The other assumptions used in calculating these amounts are set forth in Note A to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

(2)

Amounts reflect annual cash incentive awards based on corporate and individual performance. The awards are further described in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(3)

Includes the value of Company contributions to the named executive officer’s 401(k) retirement plan account, and the value of certain perquisites including: relocation benefits; the aggregate incremental cost to Arctic Cat of providing certain Arctic Cat products to our named executive officers at no cost; and group life, long-term disability and medical coverage. Certain of these items of compensation are described in further detail under the “Perquisites” section of the “Compensation Discussion and Analysis” of this Proxy Statement.

(4)	Ole E. Tweet retired effective March 31, 2009.

SUPPLEMENTAL TABLE TO THE OPTION AWARDS COLUMN

FOR FISCAL YEAR ENDED MARCH 31, 2009

Name and Principal Position	Grant Date	Shares Granted #	Expense Recorded in 2009 ($)
Christopher A. Twomey	04/01/2008	32,940	81,342
Chief Executive Officer	08/07/2008	136,000	338,913	(1)
	08/08/2007	130,000	0	(1)
	08/02/2006	100,000	0	(1)
	08/03/2005	90,000	0	(1)
Total			420,255

Claude J. Jordan	08/25/2008	70,000	34,380
President and Chief Operating Officer	08/25/2008	20,000	53,108
Total			87,488

Timothy C. Delmore	04/01/2008	11,520	28,447
Chief Financial Officer and Secretary	08/07/2008	52,400	29,975
	08/08/2007	50,000	99,339
	08/02/2006	50,000	100,138
	08/03/2005	40,000	52,024
Total			309,923

Ronald G. Ray	04/01/2008	11,070	27,336
Vice President — Operations	08/07/2008	34,300	83,874	(1)
	08/08/2007	32,000	0	(1)
	08/02/2006	32,000	0	(1)
	08/03/2005	25,000	0	(1)
Total			111,210

Ole E. Tweet	04/01/2008	11,565	28,558
Vice President — General Manager, ATV	08/07/2008	34,400	85,725	(1)
	08/08/2007	32,000	0	(1)
	08/02/2006	32,000	0	(1)
	08/03/2005	17,500	0	(1)
Total			114,283

__________________

(1)

In accordance with SFAS No. 123(R), expense is recognized in full in the year shares are granted when the retirement rule for age and years of service requirements is met. Messrs. Twomey, Ray and Tweet met the requirements of the retirement rule in fiscal 2009. Grants in 2005, 2006 and 2007 had no expense recorded in fiscal 2009 because the expense for these grants was recorded in the year the grant was made.

Grants of Plan-Based Awards for Fiscal-Year Ended March 31, 2009

All stock options and SSARs granted to each of the named executive officers were made under the 2007 Stock Plan. The stock options have an exercise price equal to the closing market price of the underlying security on the date of grant. In addition, the grant date is the date the grant was approved by the Compensation Committee. The stock options granted to the named executive officers in fiscal 2009 vest in equal installments on the first, second and third anniversaries of the grant date and expire ten years from the grant date. The SSARs granted to the named executive officers in fiscal 2009 vest when the market price is equal to or greater than $10.03 for 30 out of the preceding 40 days and one year has lapsed from the grant date. The term of the SSARs is five years. There has been no repricing or other material modification of the stock options or SSARs granted to the named executive officers during the last fiscal year.

For a discussion of the amount of salary and bonus in proportion to total compensation, as well as other material factors related to summary compensation, please see the “Compensation Disclosure and Analysis” section of this Proxy Statement.

The following table summarizes grants of equity awards to each of the named executive officers during fiscal 2009:

Name	Grant Date	All Other Option Awards/SSAR Awards: Number of Securities Underlying Options/SSARs (#)	Exercise or Base Price of Option Awards/SSAR Awards ($/Sh) (1)	Grant Date Fair Value of Stock and Option Awards/SSAR Awards ($) (2)
Christopher A. Twomey	4/1/2008	SSARs 32,940	7.53	90,628
Chief Executive Officer	8/7/2008	Options 136,000	9.57	416,867

Claude J. Jordan	8/25/2008	Awards 20,000(3)	9.88	197,600
President and	8/25/2008	Options 70,000	9.88	221,515
Chief Operating Officer

Timothy C. Delmore	4/1/2008	SSARs 11,520	7.53	31,695
Chief Financial Officer	8/7/2008	Options 52,400	9.57	160,616

Ronald G. Ray	4/1/2008	SSARs 11,070	7.53	30,457
Vice President — Operations	8/7/2008	Options 34,300	9.57	105,136

Ole E. Tweet	4/1/2008	SSARs 11,565	7.53	31,918
Vice President — General	8/7/2008	Options 34,400	9.57	105,443
Manager ATV

__________________

(1)	Closing market price on the grant date.

(2)	The grant date present value was $3.36 per share. Fair value was determined by multiplying the number of shares by grant date present value.

(3)	Mr. Jordan received stock options and restricted stock awards in connection with his initial employment with the Company and did not receive any SSARs for fiscal 2009.

Outstanding Equity Awards at March 31, 2009

The following table provides a summary of equity awards outstanding for each of the named executive officers as of the end of fiscal 2009:

	Option Awards/SSAR Awards
	Number of Securities Underlying Unexercised Options/SSARs			Option/SSAR Exercise Price ($)	Option/SSAR Expiration Date
Name	(#) Exercisable	(#) Unexercisable
Christopher A. Twomey		136,000	(1)	9.57	08/07/2018
Chief Executive Officer	43,334	86,666	(1)	17.78	08/08/2017
	66,667	33,333	(1)	17.84	08/02/2016
	90,000			21.96	08/03/2015
	80,000			27.69	08/04/2014
	100,000			21.03	08/07/2013
		32,940	(1)	7.53	04/01/2013
	100,000			15.50	08/08/2012
	80,000			15.33	08/09/2011

Claude J. Jordan		70,000	(1)	9.88	08/25/2018
President and Chief		20,000	(2)	9.88	08/25/2018
Operating Officer

Timothy C. Delmore		52,400	(1)	9.57	08/07/2018
Chief Financial Officer	16,667	33,333	(1)	17.78	08/08/2017
	33,334	16,666	(1)	17.84	08/02/2016
	40,000			21.96	08/03/2015
	35,000			27.69	08/03/2014
	50,000			21.03	08/04/2013
		11,520	(1)	7.53	04/01/2013

Ronald G. Ray		34,300	(1)	9.57	08/07/2018
Vice President — Operations	10,667	21,333	(1)	17.78	08/08/2017
	21,334	10,666	(1)	17.84	08/02/2016
	25,000			21.96	08/03/2015
	25,000			27.69	08/04/2014
	20,000			21.03	08/07/2013
		11,070	(1)	7.53	04/01/2013

Ole E. Tweet		34,400	(1)	9.57	08/07/2018
Vice President /General Manager ATV	10,667	21,333	(1)	17.78	08/08/2017
	21,334	10,666	(1)	17.84	08/02/2016
	17,500			21.96	08/03/2015
	15,000			27.69	08/04/2014
	6,666			21.03	08/07/2013
		11,565	(1)	7.53	04/01/2013

__________________

(1)	Becomes exercisable with respect to one-third of the shares of Common Stock subject to the option on each annual anniversary of the grant date, beginning one year from the date of grant.

(2)	Represents restricted stock awards granted to Mr. Jordan in connection with his initial employment with the Company. Mr. Jordan did not receive any SSARs for fiscal 2009.

Option Exercises and Stock Vested for Fiscal Year Ended March 31, 2009

No options or SSARs were exercised by any named executive officer during fiscal 2009.

Potential Payments Upon Termination or Change-in-Control

We have entered into employment agreements with each of our executive officers, including the named executive officers, which provide, among other things, for a lump-sum cash severance payment to each executive officer equal to approximately three times the executive’s average annual compensation over the preceding five years plus certain fringe benefits under certain circumstances following a “change in control” of the Company. In general, a “change in control” would occur when there has been any change in the controlling persons reported in our proxy statement, when 20% or more of our outstanding voting stock is acquired by any person, when current members of the Board or their successors elected or nominated by such members cease to constitute at least 75% of the Board, when we merge or consolidate with or sell substantially all our assets to any person or entity or when our shareholders approve a plan of liquidation or dissolution of the Company. The employment agreements also prohibit disclosure of our confidential information and require disclosure and assignment of inventions, discoveries and other works relating to the executive’s employment. If a “change in control” had occurred at the end of fiscal 2009 and the executive officer’s employment was terminated by the executive for “good reason” or by us for other than “cause” or disability, the named executive officers would have received the amounts indicated, which includes deemed compensation during the preceding five years from the exercise of stock options and a reasonable estimate of the cost of life, disability, accident and health insurance benefits required to be provided by us for the 36-month period following such termination: Mr. Twomey, $2,580,461; Mr. Jordan, $1,270,924 (pro rated to reflect partial year employment); Mr. Delmore, $992,136; Mr. Ray, $960,780; and Mr. Tweet, $918,756.

If an executive officer fails to perform his or her duties due to disability, then we will pay to the executive officer his or her base salary at the rate in effect at the commencement of the period of such disability plus a pro rata portion of an amount equal to the year-end bonus for the fiscal year immediately preceding the change in control, until such time as the executive officer is determined to be eligible for long-term disability benefits in accordance with our insurance programs.

We have also entered into employment agreements with each of our executive officers, including the named executive officers, pursuant to which they will receive upon termination of employment (and with respect to Mr. Twomey, upon his voluntary termination), by us for other than “cause,” for a 12-month period, (i) with respect to Mr. Twomey, an amount equal to his average annual cash compensation over the five-year period immediately preceding the date of termination, and with respect to the other executive officers, an amount equal to their average annual salary over the three-year period immediately preceding the date of termination, and (ii) the employee benefits received prior to termination. The employment agreements also restrict each executive officer from certain competitive employment following termination and prohibit disclosure of our confidential information. Mr. Twomey, upon termination of his employment for any reason, will also receive $175,000 of deferred compensation. If the named executive officers had been terminated at the end of fiscal 2009 for a reason other than cause, they would have received the following amounts pursuant to the employment agreements: Mr. Twomey, $656,964 (in addition to the deferred compensation); Mr. Jordan, $425,058 (pro rated to reflect partial year employment); Mr. Delmore, $254,253; Mr. Ray, $244,117; and Mr. Tweet, $254,867.

The following table summarizes the amounts payable to the named executive officers following a termination of employment:

Name	Involuntary (Not for “Cause” or “Disability”) or for Good Reason Following Change in Control ($)	Involuntary (Not for “Cause”) ($)
Christopher A. Twomey	2,580,461	656,964
Claude J. Jordan	1,270,924	425,058
Timothy C. Delmore	992,136	254,253
Ronald G. Ray	960,780	244,117
Ole E. Tweet	918,756	254,867

Compensation of Non-Management Directors

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level we require of members of the Board.

Management directors do not receive compensation for their service as directors. All non-employee directors other than the representative of Class B Common Stock currently receive $25,000 per year, $1,000 per Board and committee meeting attended, $5,000 additional compensation per year if they serve as Chair of the Governance Committee or the Compensation Committee and $10,000 if they serve as Chair of the Audit Committee. In addition, non-employee directors receive reimbursement of out-of-pocket expenses incurred on our behalf. Pursuant to our 2007 Stock Plan, each non-employee director automatically receives on the date of election or re-election as a director, or appointment as a director by action of the Board during the period between shareholder meetings, and on the date of each subsequent annual or special shareholder meeting at which action is taken to elect any director if the non-employee director’s term is not up for election that year and the non-employee director is serving an unexpired term (provided that the non-employee director has served for at least six months), an option to purchase 6,000 shares of our Common Stock at an option price equal to the fair market value of the our Common Stock on the date the option is granted. These options have terms expiring ten years following the date of grant and are exercisable at any time. The 2007 Stock Plan also permits granting of additional or alternative options to directors at the discretion of the Board. In fiscal 2009, the non-employee directors other than the representative of Class B Common Stock received an additional 5,134 options. The director elected by the holder of Class B Common Stock is reimbursed for out-of-pocket expenses incurred on our behalf and does not receive the remuneration described above.

In addition, non-employee directors are provided annual use of an ATV and a snowmobile. These products are for personal use and are returned to us each year except in the year of a director’s retirement, in which case the director is permitted to keep the vehicles. We sell the returned products to dealers and employees for an amount greater than our cost. We provide these products to our non-employee directors because we believe it is important for our directors to be familiar with our products.

Non-Management Director Compensation for Fiscal Year Ended March 31, 2009

The following table summarizes the compensation paid to non-management directors during fiscal 2009:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)		All Other Compensation ($)	Total ($)
Robert J. Dondelinger	43,000	31,521	(1)	0	74,521
Masayoshi Ito	0	0		0	0
Susan E. Lester	50,000	31,521	(1)	0	81,521
William G. Ness	33,000	31,521	(1)	0	64,521
Gregg A. Ostrander	42,000	31,521	(1)	0	73,521
David A. Roberts	42,000	31,521	(1)	0	73,521
Kenneth J. Roering	49,000	31,521	(1)	0	80,521

__________________

(1)

These amounts reflect the expense recognized for financial statement reporting purposes for fiscal 2009 in accordance with SFAS No. 123(R), unreduced by the estimated service-based forfeitures. The other assumptions used in calculating these amounts are set forth in Note A to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009. The grant date fair value of each option award computed in accordance with FAS 123R was $31,521, or $2.83 per share. At fiscal-year end, Mr. Dondelinger held options to purchase 106,855 shares of Common Stock; Ms. Lester held options to purchase 35,134 shares of Common Stock; Mr. Ness held options to purchase 41,134 shares of Common Stock; Mr. Ostrander held options to purchase 71,134 shares of Common Stock; Mr. Roberts held options to purchase 23,134 shares of Common Stock; and Mr. Roering held options to purchase 71,134 shares of Common Stock.

Supplemental Table to the Non-Management Director Option Awards Column

for Fiscal Year Ended March 31, 2009

Name	Grant Date	Shares Granted #	Expense Recorded in 2009 ($)
Robert J. Dondelinger	08/07/2008	11,134	31,521
Masayoshi Ito	—	0	0
Susan E. Lester	08/07/2008	11,134	31,521
William G. Ness	08/07/2008	11,134	31,521
Gregg A. Ostrander	08/07/2008	11,134	31,521
David A. Roberts	08/07/2008	11,134	31,521
Kenneth J. Roering	08/07/2008	11,134	31,521

Compensation Committee Interlocks and Insider Participation

As described below, each of Mr. Ito, a director representative of Class B Common Stock, Mr. Roberts, a former director and member of the Compensation Committee of the Board, and Mr. Koch, a nominee to become a director, has a relationship with an entity which engaged in certain transactions with us during fiscal 2009 which require disclosure. See the “Certain Transactions” section of this Proxy Statement.

Certain Transactions

Since we first began production in August 1983, we have purchased engines for our products from Suzuki pursuant to contracts which are renewed annually and which stipulate price and general terms of delivery of engines. During the last fiscal year, we paid Suzuki $46,046,910 for engines, service parts and tooling. The terms of the agreement were, and renewal rates are, the subject of arms-length negotiation on terms no less favorable to us than we could otherwise obtain.

During the last fiscal year, we purchased certain components for our products from Carlisle Companies Inc. and its subsidiaries, in which Mr. Roberts, a former director, is chairman of the board of directors, president and chief executive officer and Mr. Koch, a nominee to become a director, is president of a division. During the fiscal year, we paid Carlisle Companies Inc. and its subsidiaries $1,273,116 for such components. The prices we paid were, and will continue to be, the subject of arms-length negotiation on terms no less favorable to us than we could otherwise obtain. Notwithstanding these transactions, Mr. Roberts was considered, and upon election Mr. Koch will be considered, an “independent director” under the rules of The NASDAQ Stock Market and was so determined by the Board given, among other factors, the relatively small size of the transactions in respect to the overall revenues of Carlisle Companies Inc.

Review, Approval or Ratification of Transactions with Related Persons

The Audit Committee, currently comprised of Ms. Lester (Chair) and Messrs. Ostrander and Roering, is responsible for the review and approval of all related-party transactions between us and any of our executive officers, directors or director nominees, or any immediate family member of any such person. In addition, all related-party transactions that come within the disclosures required by Item 404 of the SEC’s Regulation S-K must also be approved by the Audit Committee. The policies and procedures regarding the approval of all such related-party transactions have been approved at a meeting of the Audit Committee and are evidenced in our corporate records.

BENEFICIAL OWNERSHIP OF CAPITAL STOCK

The following table presents information as to the beneficial ownership of our capital stock at June 15, 2009 by (i) the only shareholders known to us to hold 5% or more of such stock, (ii) the director nominees, and each of our directors and named executive officers and (iii) all directors and officers as a group. Unless otherwise indicated, all shares represent sole voting and investment power.

Beneficial Owners	Capital Stock Beneficially Owned(1)		Percent of Outstanding Shares of Common Stock	Percent of Outstanding Shares of Capital Stock
Suzuki Motor Corporation	6,102,000	(2)	0%	33.5%
300 Takatsuki-cho
Hamamatsu-shi
Shizuoka-ken, Japan 432-8611

Royce & Associates, LLC	1,717,925	(3)	14.2%	9.5%
1414 Avenue of the Americas
New York, NY 10019

Putnam, LLC	618,326	(4)	5.1%	3.4%
Putnam Investment Management, LLC
The Putnam Advisory Company, LLC
Putnam Fiduciary Trust Company
PanAgora Asset Management, Inc.
One Post Office Square
Boston, MA 02109

Rutabaga Capital Management LLC/MA	1,614,165	(5)	13.4%	8.9%
64 Broad Street
Boston, MA 02109

FMR, LLC	975,183	(6)	8.1%	5.4%
82 Devonshire Street
Boston, MA 02109

Dimensional Fund Advisors LP	899,125	(7)	7.5%	5.0%
Building One
6300 Bee Cave Road
Austin, Texas 78746

LSV Asset Management	682,580	(8)	5.7%	3.8%
1 N. Wacker Drive
Suite 4000
Chicago, IL 60606

Christopher A. Twomey	912,693	(9)	7.5%	5.0%

Claude J. Jordan	20,267		*	*

Timothy C. Delmore	286,805	(9)	2.4%	1.6%

Ronald G. Ray	165,240	(9)	1.4%	*

Ole E. Tweet	178,606	(9)	1.5%	1.0%

Robert J. Dondelinger	150,535	(9)	1.2%	*

Masayoshi Ito	0	(10)	*	*

Susan E. Lester	37,134	(9)	*	*

William G. Ness	53,742	(9)	*	*

Gregg A. Ostrander	72,134	(9)	*	*

Beneficial Owners	Capital Stock Beneficially Owned(1)		Percent of Outstanding Shares of Common Stock		Percent of Outstanding Shares of Capital Stock

Kenneth J. Roering	72,134	(9)		*		*

D. Christian Koch	0			*		*

Tony J. Christianson	0			*		*

All Directors and Officers as a Group
(16 persons)	2,310,324	(9)(10)	19.1%		12.7%

__________________

*	Less than 1%.

(1)	All outstanding shares of capital stock are Common Stock except shares held by Suzuki which are all Class B Common Stock. See the “Election of Directors” section of this Proxy Statement.

(2)	Based on information included in a Schedule 13G filed with the SEC on December 22, 2006.

(3)	Based on information included in a Form 13F filed with the SEC on May 14, 2009. Royce & Associates, LLC has sole voting power and sole investment power over all of the shares it holds.

(4)

Based on information included in a Form 13F filed with the SEC on May 15, 2009. Putnam, LLC wholly owns two investment advisors: Putnam Investment Management, LLC and The Putnam Advisory Company, LLC. The shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts. Putnam Investment Management, LLC has sole voting power over 44,009 shares, no voting power over 339,011 shares and shared-defined investment power over 383,020 shares. The Putnam Advisory Company, LLC has sole voting power over 101,202 shares, no voting power over 134,104 shares and shared-defined investment power over 235,306 shares.

(5)	Based on information included in a Form 13F filed with the SEC on May 11, 2009. Rutabaga Capital Management LLC/MN has sole voting power and sole investment power over all of the shares it holds.

(6)

Based on information included in a Form 13F filed with the SEC on May 15, 2009. FMR, LLC has sole voting power over 137 shares, no voting power over 975,046 shares, shared-defined investment power with Fidelity Management & Research Company and FMR Co., Inc. over 975,046 shares and shared-defined investment power with Strategic Advisers Incorporated over 137 shares.

(7)

Based on information included in a Form 13F filed with the SEC on May 7, 2009. Dimensional Fund Advisors LP has sole voting power over 873,502 shares, no voting power over 25,623 shares and shared-defined investment power with Dimensional Fund Advisors Ltd. over 899,125 shares.

(8)

Based on information included in a Form 13F filed with the SEC on May 12, 2009. The LSV Asset Management has sole voting power over 443,480 shares, no voting power over 239,100 and sole investment power over 682,580 shares.

(9)

Includes the following number of shares purchasable by the indicated individuals and group within 60 days from the date hereof pursuant to the exercise of outstanding stock options: Mr. Twomey, 714,942 shares; Mr. Delmore, 237,321 shares; Mr. Ray, 145,838 shares; Mr. Tweet, 115,532 shares; Mr. Dondelinger, 106,855 shares; Ms. Lester, 35,134 shares; Mr. Ness 41,134 shares; Mr. Ostrander, 71,134 shares; Mr. Roering 71,134 shares and all directors and officers as a group, 1,809,898 shares.

(10)	Excludes shares held by Suzuki.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require us to disclose the identity of directors, executive officers and beneficial owners of more than 10% of our Common Stock who did not file on a timely basis reports required by Section 16 of the Securities Exchange Act of 1934. Based solely on review of copies of those reports, or written representations from reporting persons, we believe that all directors and executive officers complied with all filing requirements applicable to them during the fiscal year ended March 31, 2009.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO THE

ARCTIC CAT INC. 2007 OMNIBUS STOCK AND INCENTIVE PLAN

Information About the Plan

What is the 2007 Stock Plan?

The 2007 Stock Plan was adopted by the Board on June 20, 2007, and approved by our shareholders on August 8, 2007. The 2007 Stock Plan permits the granting of stock options (including both incentive and non-qualified stock options; stock appreciation rights (“SARs”); restricted stock and restricted stock units; performance awards of cash or stock; other stock grants; and dividend and dividend equivalents. Eligible recipients under the 2007 Stock Plan include any employee, officer, consultant, advisor or director providing services to us or any of our subsidiaries who is selected by the Compensation Committee.

The 2007 Stock Plan is the only plan we have that provides for the issuance of shares of our Common Stock in connection with future awards of equity-based compensation. Currently, the aggregate number of shares of our Common Stock that may be issued under all stock-based awards made under the 2007 Stock Plan is 1,900,000. At June 22, 2009, approximately 478,786 shares of our Common Stock remained available for awards under the 2007 Stock Plan.

How are you proposing to amend the 2007 Stock Plan?

On June 22, 2009, the Board amended the 2007 Stock Plan, subject to the approval of our shareholders, to increase the maximum number of shares that are authorized for issuance under the 2007 Stock Plan from 1,900,000 to 3,785,000. This represents an increase of 1,885,000 shares.

What is the purpose of the 2007 Stock Plan?

The purpose of the 2007 Stock Plan is to promote the interests of Arctic Cat and our shareholders by aiding us in attracting and retaining executives, other key employees, consultants and directors who contribute to the Company’s success, and to enable such individuals to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company, thereby aligning the interests of such persons with the Company’s shareholders. The Board believes that the continuation of short-term and long-term incentive compensation is essential to attracting, retaining and motivating individuals to enhance the likelihood of our future success. Shareholder approval of the amendment to the 2007 Stock Plan will permit us to continue to award short-term and long-term incentives that achieve these goals.

Has the Board approved the amendment to the 2007 Stock Plan?

Yes. On June 22, 2009, subject to the approval of our shareholders, the Board approved the amendment to the 2007 Stock Plan to increase the number of shares subject to the plan to 3,785,000. We are now asking you to approve the amendment to the 2007 Stock Plan. Upon approval by our shareholders, the amendment to the 2007 Stock Plan will become effective.

What are the key features of the 2007 Stock Plan?

The material terms of the 2007 Stock Plan are summarized below. The 2007 Stock Plan was designed to meet the requirements of Section 162(m) of the Code regarding the deductibility of executive compensation. The following summary is qualified in its entirety by reference to the full text of the 2007 Stock Plan, as amended. A copy of the 2007 Stock Plan, as amended, may be obtained from us free of charge upon written request.

Who is eligible to receive awards under the 2007 Stock Plan?

Eligible recipients under the 2007 Stock Plan include any employee, officer, consultant, advisor or director providing services to us or any of our subsidiaries who is selected by the Compensation Committee. As of the date of this Proxy Statement, approximately 87 employees, officers and directors were eligible as a class to be selected by the Compensation Committee to receive awards under the 2007 Stock Plan.

How is the 2007 Stock Plan administered?

The Compensation Committee administers the 2007 Stock Plan and has full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2007 Stock Plan. Subject to the provisions of the 2007 Stock Plan, the Compensation Committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The Compensation Committee has authority to interpret the 2007 Stock Plan, and establish rules and regulations for the administration of the 2007 Stock Plan. In addition, the Board may, at any time and from time to time, exercise the powers and duties of the Compensation Committee under the 2007 Stock Plan without further action of the Compensation Committee.

How many shares would be available for issuance under the 2007 Stock Plan, as amended?

The aggregate number of shares of our Common Stock that may be issued under all stock-based awards made the 2007 Stock Plan, as amended, will be 3,785,000, an increase of 1,885,000 shares. Certain awards under the 2007 Stock Plan are subject to limitations as follows:

•

No eligible person may be granted awards under the 2007 Stock Plan in any calendar year for more than 250,000 shares in the aggregate, the value of which is based solely on an increase in the value of our Common Stock after the date of grant of the award.

•

The maximum amount payable pursuant to all performance awards to any person in the aggregate in any calendar year will be $5,000,000 in value, whether payable in cash, shares or other property, based on the value at the time the award is made.

•	The maximum number of shares that may be awarded under the 2007 Stock Plan pursuant to grants of restricted stock, restricted stock units and stock awards is 633,000.

What types of awards can be issued under the 2007 Stock Plan?

The 2007 Stock Plan permits the granting of:

•	stock options (including both incentive and non-qualified stock options);

•	SARs;

•	restricted stock and restricted stock units;

•	performance awards of cash or stock;

•	other stock grants; and

•	dividend and dividend equivalents.

Under the 2007 Stock Plan, awards may be granted alone, in addition to, in combination with or in substitution for, any other award granted under the 2007 Stock Plan or any other compensation plan, provided that any SAR that is part of an incentive stock option must be granted only at the time of the grant of the incentive stock option. Awards can be granted for no cash consideration, or for cash or other consideration as determined by the Compensation Committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares of our Common Stock or other securities, or property, or any combination of these in a single payment, installments or on a deferred basis. The term of awards will not be longer than 10 years from the date of grant.

Stock Options. The holder of an option is entitled to purchase a number of shares of our Common Stock at a specified exercise price during a specified time period, all as determined by the Compensation Committee. The option exercise price may be payable either in cash or, at the discretion of the Compensation Committee, in other securities or other property having a fair market value on the exercise date equal to the exercise price.

Stock Appreciation Rights. The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, in the Compensation Committee’s discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of our Common Stock over the grant price of the SAR as determined by the Compensation Committee. SARs vest and become exercisable in accordance with a vesting schedule established by the Compensation Committee. No SAR is exercisable after 10 years from its date of grant.

Restricted Stock and Restricted Stock Units. The holder of restricted stock owns shares of our Common Stock subject to restrictions imposed by the Compensation Committee (including, for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the Compensation Committee.

Performance Awards. Performance awards granted under the 2007 Stock Plan are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. Performance awards give participants the right to receive payments in cash or stock based solely upon the achievement of certain performance goals during a specified performance period. The Compensation Committee determines the performance goals to be achieved during any performance period, the length of an performance period, the amount of any performance award granted, the amount of any payment or transfer to be make pursuant to any performance award and any other terms and conditions of any performance award.

Other Stock Awards. The Compensation Committee may grant unrestricted shares of our Common Stock, subject to terms and conditions determined by the Compensation Committee and the 2007 Stock Plan limitations.

Dividend and Dividend Equivalents. The Compensation Committee may grant dividends and dividend equivalents, subject to terms and conditions determined by the Compensation Committee.

May awards be transferred?

Unless otherwise provided by the terms of the 2007 Stock Plan, awards may only be transferred by will or by the laws of descent and distribution.

May awards be repriced?

Without the approval of our shareholders, no option or SAR may be amended to reduce its initial exercise or grant price, repurchased for cash, or canceled and replaced with an option, SAR or other award having a lower exercise or grant price, except in connection with a stock dividend or other distribution, including a recapitalization, stock split, merger or similar corporate transaction or event, in order to prevent dilution or enlargement of benefits, or potential benefits intended to be provided under the 2007 Stock Plan.

May the 2007 Stock Plan be amended further?

Yes. The Board of Directors may amend, alter or discontinue the 2007 Plan at any time, except that shareholder approval will be required for any amendment that:

•	Would cause the 2007 Stock Plan to no longer comply with Rule 16b-3 of the Securities Exchange Act of 1934, Section 422 of the Code or any other regulatory requirements; or

•	Would result in a repricing of any award previously granted under the 2007 Stock Plan.

Subject to the provisions of the 2007 Stock Plan or an award agreement, neither the Board nor the Compensation Committee may amend any outstanding award agreement without the participant’s consent if the amendment would impair the participant’s rights.

What are the federal income tax consequences to participants of the 2007 Stock Plan?

Grant of Options and SARs.  The grant of a stock option or SAR is not expected to result in any taxable income for the recipient.

Exercise of Options and SARs. Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of our Common Stock acquired on the date of exercise over the exercise price. The holder of an incentive stock option generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise). Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our Common Stock received are taxable to the recipient as ordinary income and generally deductible by us.

Disposition of Shares Acquired Upon Exercise of Options and SARs. The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under an option or SAR, except that we may be entitled to an income tax deduction in the case of the disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Code have been satisfied.

Awards Other than Options and SARs. As to other awards granted under the 2007 Stock Plan that are payable either in cash or shares of our Common Stock that are either transferable or not subject to substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to (a) the amount of cash received or, as applicable, (b) the excess of (i) the fair market value of the shares received (determined as of the date of receipt) over (ii) the amount (if any) paid for the shares by the holder of the award.

As to an award that is payable in shares of our Common Stock that are restricted from transfer and subject to substantial risk of forfeiture, unless a special election is made by the holder of the award under the Code, the holder must recognize ordinary income equal to the excess of (a) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (b) the amount (if any) paid for the shares by the holder.

Income Tax Deduction. Subject to the usual rules concerning reasonable compensation, and assuming that, as expected, performance awards paid under the 2007 Stock Plan are “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, we will generally be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the 2007 Stock Plan.

Equity Compensation Plan Information

The following table provides information regarding our Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing compensation plans as of March 31, 2009, consisting of our 1989 Stock Option Plan, 1995 Stock Plan, 2002 Stock Plan and 2007 Stock Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,465,229	$19.19	734,286
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	2,465,229	$19.19	734,286

Vote Required and Board Voting Recommendation

The affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote is required to approve the 2007 Stock Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE ARCTIC CAT INC. 2007 OMNIBUS STOCK AND INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES SUBJECT TO THE PLAN.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

THIS SECTION SHOULD BE READ IN CONJUNCTION WITH THE “AUDIT COMMITTEE REPORT” SECTION OF THIS PROXY STATEMENT.

Grant Thornton LLP, an independent registered public accounting firm, was our independent registered public accounting firm for fiscal 2009. The Audit Committee will consider the selection of an independent registered public accounting firm for fiscal 2010 after the Annual Meeting and currently expects to recommend Grant Thornton LLP. Grant Thornton LLP has served as our independent registered public accounting firm since 1990. A representative of Grant Thornton LLP is expected to attend the Annual Meeting. The representative will be able to make a statement if the representative desires to do so and will be available to respond to appropriate questions. Consistent with our Audit Committee Charter and the requirements of the Sarbanes Oxley Act of 2002 and applicable rules and regulations of the SEC and The NASDAQ Stock Market, the ratification of the appointment of an independent registered public accounting firm by the shareholders will in no manner impinge upon or detract from the authority and power of the Audit Committee to appoint, retain, oversee and, if necessary, disengage the independent registered public accounting firm.

Audit and Non-Audit Fees

The following table presents fees for professional services performed by Grant Thornton LLP for the annual audit of our consolidated financial statements for the fiscal years ended March 31, 2009 and 2008 and fees billed for other services provided by Grant Thornton LLP:

	2009	2008
Audit Fees(1)	$460,000	$451,000
Audit-Related Fees(2)	11,000	15,500
Tax Fees(3)	166,000	179,000
All Other Fees(4)	116,000	71,000
Total	$753,000	$716,500

__________________

(1)

Consists of audit work performed in preparation of the annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and compliance with the requirements of Section 404 of the Sarbanes-Oxley Act.

(2)

Consists of fees and expenses for assurance and related services that are reasonably related to the performance of the audit and review of consolidated financial statements and not reported under “Audit Fees,” including accounting and disclosure related research, due diligence assistance/research and review of regulatory correspondence.

(3)	Consists of fees and expenses for services related to tax compliance, tax advice and tax planning.

(4)	Consists of fees and expenses for services related to miscellaneous tax projects.

The Audit Committee’s current practice on pre-approval of services performed by the independent registered public accounting firm is to require pre-approval of all audit services and permissible non-audit services to be provided by the independent registered public accounting firm. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence. In addition, the Audit Committee has delegated authority to grant certain pre-approvals to the Audit Committee Chair. Pre-approvals granted by the Audit Committee Chair are reported to the full Audit Committee at its next regularly scheduled meeting.

The Audit Committee pre-approved all of the audit and permissible non-audit services performed by Grant Thornton LLP during fiscal 2009 and 2008.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2010.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is composed of three independent directors and operates under a written charter adopted by the Board, which can be viewed on our Web site located at www.arcticcat.com. Management is responsible for our consolidated financial statements and financial reporting process, including systems of internal control. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and expressing opinions as to their conformity with accounting standards generally accepted in the United States and on management’s assessment of the effectiveness of our internal control over financial reporting. In addition, Grant Thornton LLP will express its own opinion on the effectiveness of our internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the consolidated financial statements, management’s assessment of the effectiveness of our internal control over financial reporting and Grant Thornton LLP’s evaluation of our internal control over financial reporting. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication with those Charged with Governance). Our independent registered public accounting firm also provided to the Audit Committee the written disclosures required by Independence Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee reviewed the fees indicated above and discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended March 31, 2008 filed with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE BOARD

Susan E. Lester (Chair)     Gregg A. Ostrander     Kenneth J. Roering

SHAREHOLDER PROPOSALS

The proxy rules of the SEC permit shareholders, after timely notice to a company, to present proposals for shareholder action in a company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by corporate action in accordance with the proxy rules. Our annual meeting of shareholders for the fiscal year ending March 31, 2010 is expected to be held on or about August 5, 2010 and proxy materials in connection with that meeting are expected to be mailed on or about July 1, 2010. Shareholder proposals prepared in accordance with the proxy rules must be received by us on or before March 3, 2010. In addition, if we receive notice of a separate shareholder proposal before May 8, 2010 or after June 7, 2010, such proposal will be considered untimely pursuant to our Bylaws and Rules 14a-4(c)(1) under the Securities Exchange Act of 1934, and the Proxy Agents may exercise discretionary voting power with respect to such proposal. See also “Other Matters” below.

OTHER MATTERS

Our Bylaws provide that certain requirements be met in order that business may properly come before the shareholders at the Annual Meeting. Among other things, shareholders intending to bring business before the Annual Meeting must provide written notice of such intent to our Secretary. Such notice must be given not less than 60 days nor more than 90 days prior to the meeting date corresponding with the previous year’s annual meeting of shareholders. Shareholders desiring to bring matters for action at an annual meeting of shareholders should contact our Secretary for a copy of the relevant procedure. Since no such notice was received with respect to the Annual Meeting, no shareholders may bring additional business before the Annual Meeting for action.

Our Annual Report for the past fiscal year is enclosed herewith and contains our financial statements for the fiscal year ended March 31, 2009. A copy of Form 10-K, the Annual Report filed by us with the SEC, will be furnished without charge to any shareholder who requests it in writing from us, at the address noted on the first page of this Proxy Statement.

The Board knows of no business other than that described herein that will be presented for consideration at the Annual Meeting. If, however, other business shall properly come before the Annual Meeting, the persons in the enclosed form of proxy intend to vote the shares represented by said proxies on such matters in accordance with their judgment in the best interest of the Company.

By Order of the Board of Directors,

Timothy C. Delmore,

Secretary

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ARCTIC CAT INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, August 6, 2009

4:00 p.m.

Arctic Cat Inc.

601 Brooks Avenue South

Thief River Falls, MN 56701

Arctic Cat Inc. 601 Brooks Avenue South Thief River Falls, MN 56701	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on August 6, 2009 or any postponements or adjournments thereof.

The shares of stock of Arctic Cat Inc. you hold will be voted as you specify on the reverse side.

By signing this proxy, you revoke all prior proxies and appoint Christopher A. Twomey and Kenneth J. Roering as proxies (each with the power to act alone and with the power of substitution and revocation) to vote your shares as you designate on the matters shown on the reverse side and any other matters which may come before the Annual Meeting of Shareholders or any postponements or adjournments thereof.

See reverse for voting instructions.

COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if you

marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/acat Use the Internet to vote your proxy until 12:00 p.m. (CT) on August 5, 2009.
PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on August 5, 2009.
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of directors:	01	Tony J. Christianson	☐	Vote FOR all nominees	☐	Vote WITHHELD
		02	D. Christian Koch		(except as marked)		from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To approve an amendment to the Arctic Cat Inc. 2007 Omnibus Stock and Incentive Plan to increase the number of shares subject to the plan to 3,785,000 shares.	☐	For	☐	Against	☐	Abstain

3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the current fiscal year.	☐	For	☐	Against	☐	Abstain

4.	The named proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL AND, IN THE DISCRETION OF THE NAMED PROXIES, ON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appear on the proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.